Cross Country Healthcare To Present At UBS Global Healthcare Conference And Jefferies 2018 Global Healthcare Conference

BOCA RATON, Fla., May 1, 2018 /PRNewswire/ -- Cross Country Healthcare, Inc. (Nasdaq: CCRN) announced today that it is scheduled to present at two upcoming conferences:

  The UBS Global Healthcare Conference on Wednesday, May 23, 2018 at 9:30 a.m. Eastern Time, at the Grand Hyatt New York in New York City. William J. Grubbs, President and Chief Executive Officer, and Christopher R. Pizzi, Senior Vice President and Chief Financial Officer, will be attending the conference.
  The Jefferies 2018 Global Healthcare Conference on Tuesday, June 5, 2018 at 10:30 a.m. Eastern Time, at the Grand Hyatt New York in New York City. William J. Burns, Executive Vice President and Chief Operating Officer, and Christopher R. Pizzi, Senior Vice President and Chief Financial Officer, will be attending the conference.

An audio webcast and presentation for these conferences will be available on the Company's website at www.crosscountryhealthcare.com in the Investor Relations section under 'Events and Presentations'.

About Cross Country Healthcare

Cross Country Healthcare is a national leader in providing innovative healthcare workforce solutions and staffing services. Our solutions leverage our nearly 40 years of expertise and insight to assist clients in solving complex labor-related challenges while maintaining high quality outcomes. We are dedicated to recruiting and placing highly qualified healthcare professionals in virtually every specialty and area of expertise. Our diverse client base includes both clinical and nonclinical settings, servicing acute care hospitals, physician practice groups, outpatient and ambulatory-care centers, nursing facilities, both public schools and charter schools, rehabilitation and sports medicine clinics, government facilities, and homecare. Through our national staffing teams and network of 74 office locations, we are able to place clinicians on travel and per diem assignments, local short-term contracts and permanent positions. We are a market leader in providing flexible workforce management solutions, which include managed services programs (MSP), internal resource pool consulting and development, electronic medical record (EMR) transition staffing, recruitment process outsourcing, predictive modeling and other outsourcing and consultative services. In addition, we provide both retained and contingent placement services for healthcare executives, physicians, and other healthcare professionals.

Copies of this and other news releases as well as additional information about Cross Country Healthcare can be obtained online at www.crosscountryhealthcare.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail.

For further information, please contact:
Cross Country Healthcare, Inc.
William J. Grubbs, 561-237-6202
President and Chief Executive Officer
wgrubbs@crosscountry.com